As filed with the Securities and Exchange Commission on October 26, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Encore Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Texas	76-0655696
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Nine Greenway Plaza, Suite 1000 Houston, Texas 77046 (713) 787-3100	James S. D’Agostino, Jr. Encore Bancshares, Inc. Nine Greenway Plaza, Suite 1000 Houston, Texas 77046
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Charlotte M. Rasche

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Phone: (713) 221-1576

Facsimile: (713) 221-2165

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share	32,914	$1,000(1)	$32,914,000(1)	$3,772
Depositary Shares(2)	—	—		—
Total			$32,914,000	$3,772

(1)	Represents the liquidation preference amount per share of the Senior Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”) being registered for resale, which was sold to the Secretary of the Treasury (“Treasury”) pursuant to Treasury’s Small Business Lending Fund program. Includes such additional number of shares of Series B Preferred Stock of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.
(2)	In the event Treasury requests that we deposit the shares of Series B Preferred Stock with a depositary pursuant to a depositary arrangement, depositary shares evidencing fractional shares of the Series B Preferred Stock may be sold pursuant to this registration statement in lieu of whole shares of Series B Preferred Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell any of the securities described in this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities nor is it a solicitation of an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 26, 2011.

PROSPECTUS

Senior Non-Cumulative Perpetual Preferred Stock, Series B,

Liquidation Preference Amount $1,000 per share

(or Depositary Shares Evidencing Fractional Interests in Such Shares)

This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series B, which we refer to in this prospectus as the Series B Preferred Stock. The 32,914 shares of our Series B Preferred Stock were originally issued by us pursuant to the Securities Purchase Agreement dated September 27, 2011, between us and the Secretary of the Treasury, which we refer to in this prospectus as either the Treasury or the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for paying any underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of securities by the selling securityholders.

The Series B Preferred Stock is not listed on an exchange and, unless requested to do so by the initial selling securityholder, we do not intend to list the Series B Preferred Stock on any exchange.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposit accounts or other obligations of a bank, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is                     , 2011.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to in this prospectus as the Commission. By using a shelf registration statement, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Where You Can Find More Information” for more information.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell the securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, “Encore,” “we,” “our,” “ours,” and “us” refer to Encore Bancshares, Inc., which is a financial holding company headquartered in Houston, Texas, and its subsidiaries on a consolidated basis, unless the context otherwise requires. References to “Encore Bank” mean Encore Bank, National Association, which is our principal bank subsidiary.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “continue,” “would,” “could,” “hope,” “might,” “assume,” “objective,” “seek,” “plan,” “strive” or similar words, or the negatives of these words, are generally used to identify forward-looking statements.

Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements. In addition to the other factors discussed in the “Risk Factors” section of this prospectus and documents which are incorporated by reference into this prospectus, factors that could contribute to those differences include, but are not limited to:

•

general business or economic conditions, either nationally, regionally or in the local markets we serve, may be less favorable than expected, resulting in, among other things, a deterioration of credit quality or a reduced demand for credit or a decline in wealth management fees;

•	volatility and disruption in national and international financial markets;

•

changes in the interest rate environment, which may reduce our margins or impact the value of changes in market rates and prices and may impact the value of securities, loans, deposits and other financial instruments;

•	legislative or regulatory developments including changes in laws concerning taxes, banking, securities, investment advisory, trust, insurance and other aspects of the financial securities industry;

•	the continued service of key management personnel;

•	our ability to attract, motivate and retain key employees;

•	factors that increase competitive pressure among financial services organizations, including product and pricing pressures;

•

our ability to expand and grow our business and operations, including the establishment of additional private client offices and acquisition of additional banks, and our ability to realize the cost savings and revenue enhancements we expect from such activities; and

•	fiscal and governmental policies of the United States federal government.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the risk factors and other cautionary statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and any subsequent reports that we file with the Commission, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” for more information on how to obtain a copy of our Form 10-K and subsequent reports. These statements speak only as of the date of this prospectus (or an earlier date to the extent applicable). We undertake no obligation to publicly update or revise any forward-looking statements in light of new information, future events or otherwise.

ENCORE BANCSHARES, INC.

Encore Bancshares, Inc. is a financial holding company and wealth management organization that provides banking, investment management, financial planning and insurance services to professional firms, privately-owned businesses, investors and affluent individuals. We are headquartered in Houston, Texas and currently manage, through our primary subsidiary Encore Bank, National Association, twelve private client offices in the greater Houston area. We also operate five wealth management offices and three insurance offices in Texas through Encore Trust, a division of Encore Bank, Linscomb & Williams, Inc., a subsidiary of Encore Bank, and Town & Country Insurance Agency, Inc., a subsidiary of Encore. As of June 30, 2011, we reported, on a consolidated basis, total assets of $1.5 billion, total loans of $971.4 million, total deposits of $1.0 billion, shareholders’ equity of $171.7 million and $2.9 billion in assets under management. Our principal executive office is located at Nine Greenway Plaza, Suite 1000, Houston, Texas 77046, and our telephone number is (713) 787-3100.

REGULATION AND SUPERVISION

As a financial holding company, we are supervised and regulated by the Board of Governors of the Federal Reserve System. In addition, as a national banking association, Encore Bank is supervised and regulated by the Office of the Comptroller of the Currency. The deposits of Encore Bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Accordingly, Encore Bank is also subject to supervision and regulation by the Federal Deposit Insurance Corporation. For a discussion of the material elements of the extensive regulatory framework applicable to financial holding companies and banks, as well as specific information about us and Encore Bank, please refer to the section entitled “Supervision and Regulation” under the caption “Item 1. Business” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and any subsequent reports that we file with the Commission, which are incorporated by reference in this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of our Form 10-K and any subsequent reports. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance fund and not for the protection of securityholders.

SECURITIES BEING OFFERED

We are registering 32,914 shares of our Series B Preferred Stock for resale by the selling securityholders identified in this prospectus. The shares of Series B Preferred Stock were issued to Treasury, the initial selling securityholder, on September 27, 2011 in a transaction (the “SBLF Transaction”) under the Small Business Lending Fund program (“SBLF”). We were required under the terms of the related securities purchase agreement between us and Treasury to register for resale the shares of the Series B Preferred Stock. This registration includes depositary shares, representing fractional interests in the Series B Preferred Stock, which may be resold pursuant to this prospectus in lieu of whole shares of Series B Preferred Stock in the event Treasury requests that we deposit the Series B Preferred Stock held by Treasury with a depositary under a depositary arrangement entered into in accordance with the securities purchase agreement. See “Description of Depositary Shares.” The terms of the Series B Preferred Stock are described under “Description of Series B Preferred Stock.” The securities purchase agreement between us and Treasury was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on September 29, 2011, which report is incorporated into this prospectus by reference. See “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves certain risks. You should carefully consider the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010, and any updated risk factors described in Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q that we may file with the Commission in the future, before making an investment in our securities. Each of the risks described in such documents as well as those listed below could materially and adversely affect our business, financial condition, results of operations, and prospects and could result in partial or complete loss of your investment. The information contained or incorporated by reference in this prospectus includes forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to the Series B Preferred Stock

An active trading market for the Series B Preferred Stock might not develop.

The Series B Preferred Stock is not currently listed on any securities exchange and we do not anticipate listing the Series B Preferred Stock on an exchange. There can be no assurance that an active trading market for the Series B Preferred Stock will develop, or, if developed, that an active trading market will be maintained. If an active market is not developed or sustained, the market value and liquidity of the Series B Preferred Stock may be adversely affected.

Dividends on the Series B Preferred Stock are non-cumulative.

Dividends on the Series B Preferred Stock are non-cumulative and payable only out of lawfully available funds. Consequently, if our board of directors does not authorize and declare a dividend on the Series B Preferred Stock for any dividend period, holders of the Series B Preferred Stock will not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable, regardless of whether dividends are declared for any subsequent dividend period.

Holders of the Series B Preferred Stock have limited voting rights.

Until and unless we fail to pay full dividends on the Series B Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, and the aggregate liquidation preference amount of the then-outstanding shares of Series B Preferred Stock is at least $25.0 million, the holders of the Series B Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series B Preferred Stock and except as may be required by law.

If dividends on the Series B Preferred Stock are not paid in full for six quarterly dividend periods, whether or not consecutive, and if the aggregate liquidation preference amount of the then-outstanding shares of Series B Preferred Stock is at least $25.0 million, the total number of positions on our Board of Directors will automatically increase by two and the holders of the Series B Preferred Stock, acting as a single class, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid full dividends for at least four consecutive quarterly dividend periods. If full dividends have not been paid on the Series B Preferred Stock for five or more quarterly dividend periods, whether or not consecutive, we must invite a representative selected by the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a single class, to attend all meetings of our Board of Directors in a nonvoting observer capacity. Any such representative would not be obligated to attend any Board meeting to which he or she is invited, and this right will end when we have paid full dividends for at least four consecutive dividend periods.

The Series B Preferred Stock might be junior in rights and preferences to our future preferred stock.

Subject to the written consent of Treasury, if Treasury holds any shares of Series B Preferred Stock, or the written consent of the holders of a majority of the outstanding shares of the Series B Preferred Stock, voting as a single class, if Treasury does not hold any shares of the Series B Preferred Stock, as well as any other vote of shareholders required by law, we may issue preferred stock in the future, the terms of which are expressly senior to the Series B Preferred Stock. The terms of any such future preferred stock expressly senior to the Series B Preferred Stock may restrict dividend payments on the Series B Preferred Stock, which could result in dividends on the Series B Preferred Stock not being paid when contemplated by the terms of the Series B Preferred Stock. In addition, in the event of our liquidation, dissolution or winding-up, the terms of the senior preferred stock may prohibit us from making payments on the Series B Preferred Stock until all amounts due to holders of the senior preferred stock in such circumstances are paid in full.

The Series B Preferred Stock is equity and is subordinate to all of our existing and future indebtedness; regulatory restrictions may limit or prevent us from paying dividends on the Series B Preferred Stock; and the Series B Preferred Stock places no limitations on the amount of indebtedness we and our subsidiaries may incur in the future.

Shares of the Series B Preferred Stock are equity interests in Encore and do not constitute indebtedness. As such, the Series B Preferred Stock, like our common stock, ranks junior to all indebtedness and other non-equity claims on Encore with respect to assets available to satisfy claims on Encore, including in a liquidation of Encore. Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock like the Series B Preferred Stock, (1) dividends are payable only when, as and if authorized and declared by, our Board of Directors and depend on, among other things, our results of operations, financial condition, debt service requirements, other cash needs and any other factors our Board of Directors deems relevant, and (2) as a Texas corporation and as a state and federally regulated depository institution and financial holding company, under Texas law and applicable banking regulations we are subject to restrictions on payments of dividends out of lawfully available funds.

Encore is an entity separate and distinct from its banking subsidiary, Encore Bank, and derives substantially all of its revenue in the form of dividends from that subsidiary. Accordingly, Encore is and will be dependent upon dividends from Encore Bank to pay the principal of and interest on its indebtedness, to satisfy its other cash needs and to pay dividends on the Series B Preferred Stock. Encore Bank’s ability to pay dividends is subject to its ability to earn net income and to meet certain regulatory requirements. Further, regulatory authorities could impose administratively stricter limitations on the ability of Encore Bank to pay dividends to us if such limits were deemed appropriate to preserve certain capital adequacy requirements. In the event Encore Bank is unable to pay dividends to us, we may not be able to pay dividends on the Series B Preferred Stock.

In addition, the Series B Preferred Stock does not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series B Preferred Stock or to which the Series B Preferred Stock will be structurally subordinated.

The dividend rate on the Series B Preferred Stock will fluctuate initially from 1% to 5% based on our level of “Qualified Small Business Lending,” or “QSBL,” as compared to our “baseline” level. The cost of the capital we received from the Series B Preferred Stock will increase significantly if the level of our “QSBL” as of September 30, 2013 does not represent an increase from our “baseline” level. This cost also will increase significantly if we have not redeemed the Series B Preferred Stock within 4.5 years of the closing of the SBLF Transaction.

The per annum dividend rate on the Series B Preferred Stock can fluctuate on a quarterly basis during the first ten quarters during which the Series B Preferred Stock is outstanding, based upon changes in the amount of “QSBL” (as defined in “Description of Series B Preferred Stock—Dividends Payable on Shares of Series B

Preferred Stock”) from a “baseline” level (the “QSBL Baseline”). The dividend rate for the initial dividend period was 4.7558486% per annum. For the second dividend period through the tenth dividend period, the annual dividend rate may be adjusted to between 1% and 5%, to reflect the amount of percentage change in Encore Bank’s level of QSBL from the QSBL Baseline to the level as of the end of the second quarter preceding the dividend period in question. For the eleventh dividend period through 4.5 years after the SBLF Transaction, the annual dividend rate will be fixed at between 1% and 5%, based upon the percentage increase in QSBL from the QSBL Baseline to the level as of the end of the ninth dividend period (i.e., as of September 30, 2013); however, if there is no increase in QSBL from the QSBL Baseline to the level as of the end of the ninth dividend period (or if QSBL has decreased during that time period), the dividend rate will be fixed at 7%. Further, the potential dividend rate reduction in any period is limited, such that the reduction will not apply to any Series B Preferred Stock proceeds that exceed the dollar amount of the increase in QSBL for that period as compared to the QSBL Baseline.

In addition, if our QSBL is not above the QSBL Baseline at the end of the ninth dividend period, because of our participation in the TARP Capital Purchase Program, we must also pay a lending incentive fee of 2% per annum (payable quarterly), calculated based on the liquidation value of the outstanding Series B Preferred Stock as of the end of that quarter, beginning with dividend payment dates on or after April 1, 2014 and ending on April 1, 2016. After 4.5 years from the SBLF Transaction, the annual dividend rate will be fixed at 9%, regardless of the level of QSBL. Depending on our financial condition at the time, any such increases in the dividend rate could have a material negative effect on our liquidity.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of these shares by the selling securityholders.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our consolidated ratio of earnings to fixed charges and preferred dividends for each of the periods indicated is as follows:

	Six Months Ended June 30,			Years Ended December 31,
	2011	2010		2010		2009	2008		2007	2006
Ratio of earnings to combined fixed charges(1)
Including interest on deposits	1.48x	(0.77)x	(2)	(0.49)x	(2)	1.09x	0.66	x(2)	1.22x	1.25x
Excluding interest on deposits	1.89x	(3.39)x	(2)	(2.54)x	(2)	1.26x	(0.28	)x(2)	2.09x	1.71x

Ratio of earnings to combined fixed charges and preferred stock dividends(3)
Including interest on deposits	1.41x	(0.56)x	(2)	(0.31)x	(2)	1.08x	0.66	x(2)	1.22x	1.25x
Excluding interest on deposits	1.68x	(2.30)x	(2)	(1.67)x	(2)	1.20x	(0.25	)x(2)	2.09x	1.71x

(1)	For purposes of computing the ratio, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense on all long- and short-term borrowings, including/excluding interest on deposits, and one-third of rental expense, which we believe is representative of the interest factor.
(2)	The dollar amount of the deficiency resulting in the less than one-to-one coverage is approximately $23.3 million, $37.5 million and $13.0 million for the six months ended June 30, 2010, the year ended December 31, 2010, and the year ended December 31, 2008.
(3)	The calculation is the same as ratio of earnings to combined fixed charges except fixed charges also include pre-tax earnings required to cover preferred dividends.

These ratios pertain to us and our subsidiaries. Under Commission regulations and for purposes of calculating the consolidated ratio of earnings to fixed charges and of earnings to combined fixed charges and preferred dividends, “earnings” consist primarily of income from continuing operations before income taxes and fixed charges, “fixed charges” include interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the interest component of rental expense and “preferred dividends” include pre-tax earnings required to pay the dividends on outstanding preferred stock. No shares of preferred stock were outstanding until December 5, 2008, when we issued to Treasury 34,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) pursuant to the TARP Capital Purchase Program. All 34,000 shares of Series A Preferred Stock were redeemed on September 27, 2011 concurrently with the issuance of the shares of Series B Preferred Stock.

DESCRIPTION OF SERIES B PREFERRED STOCK

The following is a brief description of the terms of the Series B Preferred Stock that may be sold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our amended and restated articles of incorporation, including the related statement of designations with respect to the Series B Preferred Stock, copies of which have been filed with the Commission as Exhibit 3.1 to our Current Report on Form 8-K filed on September 29, 2011 and incorporated by reference into this prospectus and is also available upon request from us. See “Where You Can Find More Information” for more information.

General

Under our amended and restated articles of incorporation, we have the authority to issue up to 20,000,000 shares of preferred stock, $1.00 par value per share. Of such number of shares of preferred stock, 32,914 shares have been designated as Series B Preferred Stock with a liquidation value per share of $1,000. All of the shares of Series B Preferred Stock were issued to Treasury in connection with our participation in the SBLF.

Dividends Payable on Shares of Series B Preferred Stock

Holders of shares of Series B Preferred Stock are entitled to receive, if, as and when declared by our board of directors out of assets legally available for payment, noncumulative quarterly cash dividends on the Series B Preferred Stock, payable in arrears. The dividend rate that we pay on the Series B Preferred Stock for a given quarterly dividend period is based on the extent in which our qualified small business lending (“QSBL”) increases during a quarter over a baseline QSBL level.

Under the SBLF, “QSBL” is defined to include the following types of loans: (a) commercial and industrial loans; (b) owner-occupied nonfarm, nonresidential real estate loans; (c) loans to finance agricultural production and other loans to farmers; and (d) loans secured by farmland. Excluded from these types of loans, however, and therefore excluded from the calculation of QSBL, are (i) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million; (ii) loans to borrowers who have (or whose ultimate parent company has) more than $50 million in revenues during the most recent fiscal year ended as of the date of loan origination; (iii) the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency or a U.S. Government-sponsored enterprise; and (iv) the portion of any loans for which the risk is assumed by a third party (e.g., the portion of loans that have been participated).

For each of the first ten quarterly dividend periods following the SBLF Transaction, the dividend we must pay on the Series B Preferred Stock for such quarter will be adjusted depending upon the extent of our increase in QSBL for the applicable quarter over the QSBL Baseline. The dividend rate that is in effect at the start of the eleventh quarterly dividend period will be the dividend rate that we must pay until the end of the first 4.5 years after the SBLF Transaction; provided, however, that if in the ninth calendar quarter after the SBLF Transaction our QSBL is not above the QSBL Baseline, then the dividend rate that we must pay will increase to 7% for the eleventh quarterly dividend period and will remain at such rate through the end of the first 4.5 years after the SBLF Transaction. After 4.5 years after the SBLF Transaction, the dividend rate will rise to and remain at 9% until all of the Series B Preferred Stock have been fully redeemed. In addition, if our QSBL is not above the QSBL Baseline at the end of the ninth calendar quarter after the SBLF Transaction, because of our participation in the TARP Capital Purchase Program, we must also pay a lending incentive fee of 2% per annum (payable quarterly), calculated based on the liquidation value of the outstanding Series B Preferred Stock as of the end of that quarter, beginning with dividend payment dates on or after April 1, 2014 and ending on April 1, 2016. The initial dividend rate through September 30, 2011 was 4.7558486% per annum.

The potential dividend rate reduction in any period is limited, such that the reduction will not apply to any Series B Preferred Stock proceeds that exceed the dollar amount of the increase in QSBL for that period as compared to the QSBL Baseline.

Dividends on the Series B Preferred Stock are non-cumulative. If we determine to not pay any dividend or a full dividend with respect to the Series B Preferred Stock, we are required to provide written notice to the holders of the Series B Preferred Stock of our rationale for not declaring dividends.

Priority of Dividends; Consequences of Missed Dividends

With respect to the payment of dividends, the Series B Preferred Stock will rank senior to our common stock and all other equity securities designated as ranking junior to the Series B Preferred stock (“junior stock”), and will rank at least equally with all other equity securities designated as ranking on a parity with the Series B Preferred Stock (“parity stock”).

If we miss any of our quarterly dividend payment obligations on the Series B Preferred Stock, then we would be required to provide written notice to the holders of the Series B Preferred Stock stating the rationale of the Board of Directors’ decision for not declaring the dividend, and we would be prohibited, for that quarter and for the next three quarters thereafter, from repurchasing and from declaring or paying any dividends on any other outstanding parity stock or on any outstanding junior stock. After the fourth missed dividend payment, whether or not consecutive, if the Company was not at such time subject to a regulatory determination that it was prohibited from declaring and paying dividends, then the Board would be required to certify, in writing, that the Company used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the Board’s fiduciary obligations.

If we miss an aggregate of five or six quarterly dividend payment obligations, whether or not consecutive, the holders of the Series B Preferred Stock would have the right to select a representative to serve as an observer on our Board of Directors or the right, voting as a single class, to elect two directors to fill newly-created directorships on our Board of Directors, respectively. For additional information, please see “Description of Series B Preferred Stock—Voting Rights.”

Restrictions on Dividends

So long as the Series B Preferred Stock remains outstanding, we may declare and pay dividends on our junior stock and parity stock only if, after giving effect to the dividend, our Tier 1 capital would be equal to or greater than 90% of our consolidated Tier 1 capital on the date of issuance of the Series B Preferred Stock, excluding any subsequent net charge-offs and any redemption of the Series B Preferred Stock (the “Tier 1 Dividend Threshold”). The Tier 1 Dividend Threshold is subject to reduction beginning on the first day of the eleventh quarterly dividend period following the SBLF Transaction by 10% of the aggregate liquidation amount of the originally issued Series B Preferred Stock for each 1% increase in QSBL as of the end of the ninth quarterly dividend period over the QSBL Baseline.

Redemption of Series B Preferred Stock; Restrictions on Redemption

Subject to approval by our federal banking regulators, the Series B Preferred Stock may be redeemed in whole or in part at our option at any time. The per share redemption price for shares of Series B Preferred Stock shall be equal to the sum of the liquidation amount per share ($1,000), the per share amount of any unpaid dividends for the current quarterly dividend period, and the pro rata amount of lending incentive fees for the current quarterly dividend period, if any. We may decide to redeem all of the outstanding Series B Preferred Stock or a portion of the outstanding Series B Preferred Stock not less than 25% of the initial aggregate liquidation value of the Series B Preferred Stock. If fewer than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series B Preferred Stock in proportion to the number of shares held by those holders or in such other manner as our Board of Directors or a committee thereof may determine to be fair and equitable.

The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of the Series B Preferred Stock will have no right to require redemption or repurchase of any shares of Series B Preferred Stock. So long as any shares of Series B Preferred Stock remain outstanding, we may repurchase or redeem shares of our capital stock only if our Tier 1 capital will remain equal to or greater than the Tier 1 Dividend Threshold (as such is defined in the Series B Designation) after such repurchase or redemption, and dividends on all outstanding shares of Series B Preferred Stock for the most recent quarterly dividend period have been or are contemporaneously declared and paid. If a dividend is not declared and paid on the Series B Preferred Stock with respect to any quarterly dividend period, then for the next three quarters thereafter we may not redeem, purchase or acquire any shares of junior stock or parity stock, or any other of our capital stock, equity securities or trust preferred securities then outstanding, subject to certain limited exceptions.

Conversion

The holders of Series B Preferred Stock shall have no right to exchange or convert such shares into any other securities.

Voting Rights

In general, the holders of the Series B Preferred Stock shall not have any voting rights except as set forth in the terms of the Series B Preferred Stock or as otherwise required by law.

If we have not declared and paid in full dividends for an aggregate of five quarters, whether or not consecutive, the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a single class, may appoint a representative to serve as an observer on the Board. Such right would continue until we had made full dividend payments for four consecutive quarters thereafter. If we have not declared and paid in full dividends for an aggregate of six quarters, whether or not consecutive, and the aggregate liquidation preference of the outstanding shares of Series B Preferred Stock is greater than $25,000,000, the authorized number of directors on our Board of Directors shall automatically increase by two and the holders of the Series B Preferred Stock, voting as a single class, shall have the right to elect two directors (the “Preferred Directors”) to fill such newly created directorships. Such directors would be elected at each of our annual meetings held until we had made full dividend payments for four consecutive quarters. If extinguished by four consecutive timely dividend payments, the rights to appoint board observers and elect Preferred Directors shall revest in the holders of the Series B Preferred Stock upon each subsequent missed quarterly dividend payment.

With regard to certain other matters, the approval of the Series B Preferred stock, given in the form of the written consent of (a) Treasury if Treasury holds any shares of Series B Preferred Stock or (b) the holders of a majority of the outstanding shares of Series B Preferred Stock, voting as a single class, is required for effecting or validating (i) any amendment or alteration of our amended and restated articles of incorporation to authorize, create or issue any shares (or any security convertible into any shares) of any equity security ranking senior to the Series B Preferred Stock with respect to the payment of dividends or distribution of assets in the event of a liquidation, dissolution or winding up; (ii) any change to our amended and restated articles of incorporation that would adversely affect the rights, privileges or voting powers of the Series B Preferred Stock; (iii) any consummation of a binding share exchange or reclassification involving the Series B Preferred Stock, subject to certain enumerated exceptions; and (iv) any sale of all or substantially all of our assets if the Series B Preferred Stock will not be contemporaneously redeemed.

Preemptive Rights

The Series B Preferred Stock does not have preemptive rights as to any of our securities, or any warrants, rights or options to acquire any of our securities.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of our assets or proceeds thereof available for distribution to shareholders, subject to the rights of any creditors, payment in full in an amount equal to the liquidation amount per share, which is $1,000 per share, and the amount of any accrued and unpaid dividends on each share. Holders of Series B Preferred Stock would be entitled to receive this amount before any distribution of assets or proceeds to holders of our common stock and any other stock ranking junior to the Series B Preferred Stock. If in any distribution described above our assets are not sufficient to pay in full the amounts payable with respect to the outstanding shares of Series B Preferred Stock and any outstanding shares of parity stock, holders of the Series B Preferred Stock and parity stock would share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

For purposes of the liquidation rights of the Series B Preferred Stock, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Provisions Delaying or Preventing a Change in Control

Our amended and restated articles of incorporation and bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of us. These provisions include:

•

a provision that any special meeting of our shareholders may be called only by the chairman of the board, the president, a majority of the board of directors or the holders of at least 50% of our shares entitled to vote at the meeting;

•

a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend the bylaws.

Our amended and restated articles of incorporation provide for noncumulative voting for directors and authorize our board of directors to issue shares of our preferred stock without shareholder approval and upon such terms as our board of directors may determine. The issuance of our preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in us. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of us.

DESCRIPTION OF DEPOSITARY SHARES

Pursuant to the securities purchase agreement between us and Treasury, we have agreed, if requested by Treasury, to enter into a depositary arrangement pursuant to which the shares of Series B Preferred Stock may be deposited and depositary shares, each representing a fraction of a share of Series B Preferred Stock as specified by Treasury, may be issued. The shares of Series B Preferred Stock would be held by a depositary (expected to be a bank or trust company) reasonably acceptable to Treasury. If we enter into such a depositary arrangement, the selling securityholders would be offering depositary shares, each representing a fraction of a share of Series B Preferred Stock, instead of actual whole shares of Series B Preferred Stock. The actual terms of any such depositary arrangement would be set forth in a deposit agreement to which we would be a party, which would be attached as an exhibit to a filing by us that would be incorporated by reference into this prospectus. See “Where You Can Find More Information.”

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell all or a portion of the securities beneficially owned by them and offered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling securityholders may use any one or more of the following methods when selling shares:

•	on any national securities exchange or quotation service on which the Series B Preferred Stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the Series B Preferred Stock or the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series B Preferred Stock on any securities exchange or for inclusion of the Series B Preferred Stock in any automated quotation system unless requested by the initial selling securityholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series B Preferred Stock.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than discounts, selling commissions and stock transfer taxes and fees and disbursements of counsel of any selling securityholder) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITYHOLDERS

On September 27, 2011, we issued the shares of Series B Preferred Stock covered by this prospectus to Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are 32,914 shares of our Senior Non-Cumulative Perpetual Preferred Stock, Series B, with a liquidation value of $1,000 per share, representing beneficial ownership of 100% of our Series B Preferred Stock as of the date of this prospectus, or, in the event Treasury requests that we deposit the shares of Series B Preferred Stock with a depositary in accordance with the securities purchase agreement between us and Treasury, depositary shares evidencing fractional share interests in such shares of Series B Preferred Stock.

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the shares of Series B Preferred Stock and our prior participation in the Capital Purchase Program, the initial selling securityholder has not had a material relationship with us. As of the date of this prospectus, we do not know the identity of any other potential selling securityholder.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Bracewell & Giuliani LLP, Houston, Texas.

EXPERTS

The consolidated financial statements as of December 31, 2010 and for the year then ended incorporated in this prospectus by reference from Encore’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Encore’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements as of December 31, 2009 and for each of the years in the two-year period ended December 31, 2009 incorporated in this prospectus by reference from Encore’s Annual Report on Form 10-K for the year ended December 31, 2010, have been audited by Grant Thornton LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the Commission under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered by this prospectus. The rules and regulations of the Commission allow us to omit certain information included in the registration statement from this prospectus. You can obtain a copy of the registration statement from the Commission at the address provided below or on the Commission’s Internet site.

We file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov. Copies of certain information filed by us with the Commission are also available on our website at http://www.encorebank.com. Our website is not a part of this prospectus. You may also read and copy any document we file at the Commission’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

The Commission allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.

We incorporate by reference the documents listed below and all future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with Commission rules:

•

the description of our common stock that is contained in our Registration Statement on Form 8-A filed on July 18, 2007, including any amendment or report filed with the Commission for the purpose of updating such description;

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and

•	our Current Reports on Form 8-K filed on January 3, 2011, May 13, 2011, June 6, 2011, August 17, 2011 and September 29, 2011.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents that have been incorporated by reference in this prospectus, other than the exhibits to those documents, unless the exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Your request for copies of this prospectus and documents we have incorporated by reference should be directed to:

Encore Bancshares, Inc.

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

Telephone: (713) 787-3100

Attention: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Encore (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the Commission registration fee.

Commission registration fee	$3,772
Legal fees and expenses	40,000
Accounting fees and expenses	10,000
Printing and other miscellaneous fees and expenses	5,000

Total	$58,772

ITEM 15.	Indemnification of Directors and Officers.

Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

Our amended and restated articles of incorporation, as amended (“Articles of Incorporation”) provide for indemnification rights to our officers and directors to the maximum extent allowed by Texas law. Pursuant to the TBOC and Article 8 of our Articles of Incorporation, we will indemnify and, under certain circumstances, advance expenses to, any person who was, is, or is threatened to be named as, a defendant or respondent in a proceeding because that person is or was one of our directors or officers or because that person served at our request as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or benefit plan. We will also pay or reimburse expenses incurred by any director, officer, employee or agent in connection with that person’s appearance as a witness or other participation in a proceeding at a time when that person is not a named defendant or respondent in that proceeding.

Section 8.151 of the TBOC authorizes a Texas corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Chapter 8.

Article 8 of our Articles of Incorporation authorizes us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents or who is or was serving at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against that person, whether or not we would have the power to indemnify that person against that liability otherwise under the Articles of Incorporation or under Texas law.

Our Articles of Incorporation include provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the maximum extent provided by law. The TBOC currently prohibits the elimination of personal liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

Additionally, we have entered into indemnity agreements with each of our directors, and Encore Bank has entered into indemnification agreements with each director of Encore Bank. The indemnity agreements provide for indemnification against certain costs incurred by each director, including the advancement of reasonable expenses, made or threatened to be made a party to a proceeding because of his or her official capacity as a director, officer or employee of Encore or Encore Bank, as the case may be. Indemnification is not provided for willful or intentional misconduct in the performance of indemnitee’s duties to us or Encore Bank. The indemnification agreements provide for indemnification to the fullest extent permitted by Texas law, subject to the rules of the Federal Deposit Insurance Corporation that may prohibit or limit an indemnification payment to an institution-affiliated party under certain circumstances.

ITEM 16.	Exhibits.

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Articles of Incorporation of Encore Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Encore Bancshares, Inc.’s Registration Statement on Form S-1, Registration No. 333-142735 (S-1 Registration Statement)).

3.2	Articles of Amendment to Articles of Incorporation of Encore Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement).

3.3	Amended and Restated Bylaws of Encore Bancshares, Inc. (incorporated herein by reference to Exhibit 3.3 to the S-1 Registration Statement).

3.4	Statement of Designations establishing the terms of the Series A Preferred Stock of the Registrant (incorporated herein by reference to Exhibit 3.1 to Encore Bancshares, Inc.’s Current Report on Form 8-K filed on December 8, 2008).

3.5	Statement of Designations establishing the terms of the Series B Preferred Stock of the Registrant (incorporated herein by reference to Exhibit 3.1 to Encore Bancshares, Inc.’s Current Report on Form 8-K filed on September 29, 2011).

4.1	Form of Series B Preferred Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Encore Bancshares, Inc.’s Current Report on Form 8-K filed on September 29, 2011).

5.1*	Opinion of Bracewell & Giuliani LLP as to the legality of the securities being offered.

10.1	Securities Purchase Agreement, dated September 27, 2011, between the Secretary of the Treasury and Encore Bancshares, Inc., with respect to the issuance and sale of the Series B Preferred Stock (incorporated herein by reference to Exhibit 10.1 to Encore Bancshares, Inc.’s Current Report on Form 8-K filed on September 29, 2011).

12.1*	Computation of consolidated ratio of earnings to combined fixed charges and preferred dividends.

23.1*	Consent of Bracewell & Giuliani LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Grant Thornton LLP.

24.1*	Powers of Attorney (included in the signature pages to the Registration Statement).

*	Filed herewith

ITEM 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining any liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) any other communication that is an offer in the offering made by the registrant to the purchaser.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 26th day of October, 2011.

ENCORE BANCSHARES, INC.
(Registrant)

By:	/s/ James S. D’Agositno, Jr.
James S. D’Agostino, Jr.
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints James S. D’Agostino and L. Anderson Creel, with full power to each of them to act without the other, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (until revoked in writing), to sign this Registration Statement on Form S-3 and any and all amendments (including post-effective amendments) thereto, to file the same, together with all exhibits thereto and documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities authorities, granting unto said attorney-in-fact and agent, or his or their substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, thereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated and on the date indicated below.

Signature	Title	Date
/s/ James S. D’Agostino, Jr. James S. D’Agostino, Jr.	Chairman of the Board and Chief Executive Officer	October 26, 2011

/s/ L. Anderson Creel L. Anderson Creel	Executive Vice President and Chief Financial Officer	October 26, 2011

/s/ Preston Moore Preston Moore	Director and President	October 26, 2011

/s/ Carin M. Barth Carin M. Barth	Director	October 26, 2011

/s/ Charles W. Jenness Charles W. Jenness	Director	October 26, 2011

John Bryan King	Director	October 26, 2011

/s/ Walter M. Mischer, Jr. Walter M. Mischer, Jr.	Director	October 26, 2011

/s/ Edwin E. Smith Edwin E. Smith	Director	October 26, 2011

Eugene H. Vaughan	Director	October 26, 2011

/s/ David E. Warden David E. Warden	Director	October 26, 2011

J. Harold Williams	Director	October 26, 2011

/s/ Randa Duncan Williams Randa Duncan Williams	Director	October 26, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Articles of Incorporation of Encore Bancshares, Inc. (incorporated by reference to Exhibit 3.1 to Encore Bancshares, Inc.’s Registration Statement on Form S-1, Registration No. 333-142735 (S-1 Registration Statement)).

3.2	Articles of Amendment to Articles of Incorporation of Encore Bancshares, Inc. (incorporated by reference to Exhibit 3.2 to the S-1 Registration Statement).

3.3	Amended and Restated Bylaws of Encore Bancshares, Inc. (incorporated herein by reference to Exhibit 3.3 to the S-1 Registration Statement).

3.4	Statement of Designations establishing the terms of the Series A Preferred Stock of the Registrant (incorporated herein by reference to Exhibit 3.1 to Encore Bancshares, Inc.’s Current Report on Form 8-K filed on December 8, 2008).

3.5	Statement of Designations establishing the terms of the Series B Preferred Stock of the Registrant (incorporated herein by reference to Exhibit 3.1 to Encore Bancshares, Inc.’s Current Report on Form 8-K filed on September 29, 2011).

4.1	Form of Series B Preferred Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Encore Bancshares, Inc.’s Current Report on Form 8-K filed on September 29, 2011).

5.1*	Opinion of Bracewell & Giuliani LLP as to the legality of the securities being offered.

10.1	Securities Purchase Agreement, dated September 27, 2011, between the Secretary of the Treasury and Encore Bancshares, Inc., with respect to the issuance and sale of the Series B Preferred Stock (incorporated herein by reference to Exhibit 10.1 to Encore Bancshares, Inc.’s Current Report on Form 8-K filed on September 29, 2011).

12.1*	Computation of consolidated ratio of earnings to combined fixed charges and preferred dividends.

23.1*	Consent of Bracewell & Giuliani LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of Grant Thornton LLP.

24.1*	Powers of Attorney (included in the signature pages to the Registration Statement).

*	Filed herewith